EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2007 Incentive Plan of Atlas Air Worldwide Holdings, Inc. of our reports dated March 12, 2007, with respect to the consolidated financial statements and schedule of Atlas Air Worldwide Holdings, Inc. and management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of Atlas Air Worldwide Holdings, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2006, filed with the Securities and Exchange Commission.

/s/Ernst & Young LLP

New York, NY

May 24, 2007